STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated this 25th day of January 2006 is entered into by and among Patient Infosystems, Inc., a Delaware corporation (“PATY”), John Pappajohn, an individual residing in the state of Iowa (“Pappajohn”), Derace Schaffer, an individual residing in the state of Texas (“Schaffer” and together with Pappajohn the “PATY Guarantors”), Essex Woodlands Health Ventures Fund IV, L.P., (“Essex IV”), Essex Woodlands Health Ventures Fund V, L.P. (“Essex V” and together with Essex IV, “Essex”), Hickory Venture Capital Corporation, (“Hickory”), Radius Venture Partners I, L.P. (“Radius”), Psilos Group Partners, L.P., (“Psilos I”) and Psilos Group Partners II, L.P., (“Psilos II” and together with Psilos I, “Psilos” Psilos, Essex, Hickory and Radius are collectively referred to herein as the “CCS Guarantors”), and Albert Waxman, an individual residing in the state of New York (“Waxman”). The PATY Guarantors and the CCS Guarantors are sometimes collectively referred to herein as the “Investors.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, each of PATY, PATY Acquisition Corp. and CCS Consolidated, Inc. (“CCS”) are party to an Agreement and Plan of Merger dated as of September 19, 2005 (the “Merger Agreement”) pursuant to which PATY Acquisition Corp., a wholly-owned subsidiary of PATY, is to be merged with and into CCS; and

WHEREAS, the execution of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, prior to the execution of the Merger Agreement, the PATY Guarantors, as stockholders of PATY, guaranteed the payment (the “Guarantee”) of a revolving loan in the principal amount of up to six million dollars ($6,000,000) made by Wells Fargo Bank Iowa, National Association to PATY pursuant to a Second Amended and Restated Credit Agreement, dated March 28, 2002, as amended (the “Loan”); and

WHEREAS, the obligations under the Guarantee and Loan shall remain in effect, in accordance with their terms, following the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, in connection with the execution and consummation of the Merger Agreement, CCS retained Sonenshine Pastor Advisors LLC (“Sonenshine Partners”) to serve as its financial advisor; and

WHEREAS, Sonenshine Partners’ fee for the financial advisory services provided to CCS is $550,000 (the “Sonenshine Partners Fee”); and

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WHEREAS, in accordance with Section 13.5 of the Merger Agreement, PATY agreed to pay the Expenses associated with the transaction, subject to the terms of this Agreement; and

WHEREAS, the Sonenshine Partners Fee is an Expense; and

WHEREAS, stockholders holding 0 shares of CCS Common Stock and 0 shares of CCS Preferred Stock (the “Dissenting Stockholders”) who are otherwise entitled to receive 0 shares of PATY Common Stock (the “Dissenter Shares”) in accordance with the terms and conditions set forth in Section 2.2(f) of the Merger Agreement, have made a written demand to CCS for appraisal rights in accordance with Section 262(d) of the GCL; and

WHEREAS, upon the consummation of the transactions contemplated by the Merger Agreement, the Investors shall possess a majority of the shares of the PATY Common Stock.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings of the Corporation, the Investors and Waxman hereunder the parties hereto do hereby agree as follows:

SECTION 1	The Loan.

1.1        Satisfaction of Loan. PATY shall use its best efforts to satisfy its obligations under the Loan and repay all amounts owed thereunder by December 31, 2005, in one or more of the following ways:

(a)        PATY may sell the shares of common stock of American Caresource Holdings, Inc. (“ACS”) that it owns, and if any such sales occur, PATY shall immediately use the proceeds of such sale to repay part or all of the Loan; or

(b)        PATY may enter into one or more transactions pursuant to which it will sell equity securities of PATY, and if any such sales occur, PATY shall immediately use the proceeds from such sale or sales to repay part or all of the Loan (each a “Loan Satisfaction Transaction”);

provided, however, that in all cases such actions shall be subject to the prior approval of the PATY Board of Directors pursuant to the terms of Section 4 hereof.

1.2        PATY Standby Commitment. If, despite its best efforts, PATY is unable to satisfy its obligation to repay the Loan in full, in accordance with Section 1.1 above, by the 30th day from the date hereof (the “Standby Commitment Date”), then each of the PATY Guarantors shall be obligated, and hereby agrees, to purchase, at a price that is five percent less than the Share Value (as defined below) (a “Five Percent Discount”), on the Standby Commitment Date, a number of shares of PATY Common Stock from PATY, which is equal in value (as determined using the average closing price for the ten trading days immediately preceding the Standby Commitment Date (the “Share Value”)), after taking into account the Five Percent Discount, to seventy-five percent, in the case of Pappajohn and twenty-five percent, in the case of Schaffer of the remaining principal balance of the Loan (plus accrued but unpaid interest thereon) as of the Standby Commitment Date (the “PATY Standby Commitment”). Immediately upon the consummation of such sales (the “PATY Standby Sales”), PATY shall use the proceeds of the PATY Standby Sales to satisfy its obligations to repay the Loan thus extinguishing the obligations under the Loan and the Guarantee.

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1.3	True-Up Shares.

(a)        Within ten (10) business days after the consummation of a Loan Satisfaction Transaction, Pappajohn, Schaffer and Waxman (as the CCS Stockholder Representative) shall execute and deliver to the PATY Debt Escrow Agent a Disbursement Notice (as defined in the PATY Debt Escrow Agreement) that provides for the distribution from escrow to the holders of CCS Capital Stock, in accordance with Section 2.2(f) of the Merger Agreement, an amount of Escrow Shares (as defined in the PATY Debt Escrow Agreement) equal to the lesser of (i) the product of (A) the number of shares of PATY Common Stock issued or issuable as a result of each Loan Satisfaction Transaction and (B) the Applicable Multiplier (as defined below) and (ii) the balance of the Escrow Shares (as defined in the PATY Debt Escrow Agreement) on the date of the Loan Satisfaction Transaction (the shares received by holders of CCS Capital Stock pursuant to this Section 1.3(a) are hereinafter referred to as the “Loan Satisfaction True-Up Shares”).

(b)        Within ten (10) business days after the consummation of a PATY Standby Sale, Pappajohn and Waxman shall execute and deliver to the PATY Debt Escrow Agent a Disbursement Notice (as defined in the PATY Debt Escrow Agreement) that provides for the distribution from escrow to the holders of CCS Capital Stock, in accordance with Section 2.2(f) of the Merger Agreement, an amount of Escrow Shares (as defined in the PATY Debt Escrow Agreement) equal to the lesser of (i) the product of (A) the number of shares of PATY Common Stock issued in connection with the PATY Standby Sale and (B) the Applicable Multiplier, and (ii) the balance of the Escrow Shares (as defined in the PATY Debt Escrow Agreement) on the Standby Commitment Date (the shares received by holders of CCS Capital Stock pursuant to this Section 1.3(b) are hereinafter referred to as the “Standby True-Up Shares” and together with the Loan Satisfaction True-Up Shares, the “True-Up Shares”)

(c)        Any Escrow Shares (as defined in the PATY Debt Escrow Agreement) remaining in escrow after the satisfaction of the Loan and application of paragraphs (a) and (b) of this Section 1.3 shall be disbursed to PATY.

1.4        Applicable Multiplier.        For purposes of this Agreement, the (“Applicable Multiplier”) shall mean quotient obtained by dividing (i) the product of (A) the difference between (I) the sum of (a) the number of shares of PATY Common Stock outstanding immediately prior to Closing, (b) the number of shares of PATY Common Stock issuable upon exercise of PATY Options outstanding immediately prior to Closing, and (c) the number of shares of PATY Common Stock issuable upon the exercise of PATY Warrants outstanding immediately prior to Closing and (II) the sum of (a) the number of Initial Pipe Securities and (b) the number of Supplemental Pipe Securities the proceeds of which were not used to pay the debt associated with the Loan, and (B) 1.857142 and (ii) the difference between (A) the total number of shares of PATY Common Stock outstanding (for the avoidance of doubt the shares held in escrow pursuant the PATY Debt Escrow Agreement are outstanding for the purposes of this Section) immediately following the Effective Time minus (B) the sum of (I) the result of the calculations set forth above in (i) and (II) the number of shares held in escrow pursuant to the PATY Debt Escrow Agreement.

SECTION 2

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Sonenshine Partners Fee.

2.1	Payment of the Sonenshine Partners Fee.

(a)        On the Closing Date PATY shall make a payment to Sonenshine Partners of $550,000 as partial or full payment for the Sonenshine Partners Fee.

(b)        PATY shall use its best efforts to pay the balance of the Sonenshine Partners Fee, by entering into one or more transactions pursuant to which it will sell equity securities of PATY and use the proceeds from such sale or sales to pay the balance of the Sonenshine Partners Fee (each, a “Sonenshine Partners Fee Satisfaction Transaction”); provided, however, that any proceeds derived from the sale of such securities shall first be used to pay any remaining balance of the Loan, and next to satisfy the balance of the Sonenshine Partners Fee and fund the Dissenter Reserve Account (as defined below) on a pari passu basis; and provided, further, that in all cases such sales of securities shall be subject to the prior approval of the PATY Board of Directors pursuant to the terms of Section 4 hereof.

2.2        CCS Sonenshine Partners Standby Commitment. If, despite its best efforts, PATY is unable, following the satisfaction of the obligations of the Loan, to pay the entire unpaid balance of the Sonenshine Partners Fee using the proceeds from the Sonenshine Partners Fee Satisfaction Transactions, then each of the CCS Guarantors shall be obligated, and hereby agrees, to purchase, at a Five Percent Discount, on the Standby Commitment Date, a number of shares of PATY Common Stock which is equal in value (as determined using the average closing price for the ten trading days immediately preceding the Standby Commitment Date), after taking into account the Five Percent Discount, to the percentage of the remaining balance of the Sonenshine Partners Fee set forth opposite each such CCS Guarantor below as of the Standby Commitment Date:

Essex IV – 40.5%

Essex V -	1%

Hickory – 23.8%

Radius -	20%
Psilos I –	13.7%
Psilos II -	1%

(the commitment of each CCS Guarantor to purchase the PATY Common Stock as set forth in this Section 2.2 being referred to herein as the “CCS Sonenshine Partners Standby Commitment”). Immediately upon the consummation of such sales (the “CCS Sonenshine Partners Standby Sales”), PATY shall use the proceeds of the CCS Sonenshine Partners Standby Sales to satisfy its obligation to pay the unpaid balance of the Sonenshine Partners Fee.

2.3

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Residual Shares.

(a)        Within ten (10) business days of the consummation of a Sonenshine Partners Fee Satisfaction Transaction, Pappajohn, Schaffer and Waxman shall execute and deliver to the Sonenshine Partners Escrow Agent a Disbursement Notice (as defined in the Sonenshine Partners Escrow Agreement) that provides for the distribution from escrow to PATY an amount of Escrow Shares (as defined in the Sonenshine Partners Debt Escrow Agreement) equal to the lesser of (i) the number of shares of PATY Common Stock issued or issuable as a result of such Sonenshine Partners Fee Satisfaction Transaction and (ii) the balance of the Escrow Shares (as defined in the Sonenshine Partners Debt Escrow Agreement).

(b)        Within ten business days of the consummation of a CCS Sonenshine Partners Standby Sale, Pappajohn, Schaffer and Waxman shall execute and deliver to the Sonenshine Partners Escrow Agent a Disbursement Notice (as defined in the Sonenshine Partners Escrow Agreement) that provides for the distribution from escrow to PATY an amount of Escrow Shares (as defined in the Sonenshine Partners Debt Escrow Agreement) equal to the lesser of (i) the number of shares of PATY Common Stock issued in connection with the CCS Sonenshine Partners Standby Sale and (ii) the balance of the Escrow Shares (as defined in the Sonenshine Partners Debt Escrow Agreement).

(c)        Any Escrow Shares (as defined in the Sonenshine Partners Debt Escrow Agreement) remaining in escrow after the satisfaction of the Sonenshine Partners Fee and the application of paragraphs (a) and (b) of this Section 2.3 (the “Residual Shares”) shall be disbursed to the holders of CCS Capital Stock in accordance with Section 2.2(f) of the Merger Agreement.

SECTION 3	Dissenter Liability.

3.1        Payment of Dissenter Liability. PATY shall reserve funds in an account (the “Dissenter Reserve Account”) for the exclusive purpose of satisfying any liability to Dissenting Stockholders deriving from the exercise of appraisal rights under Section 262 of the GCL (the “Dissenter Liability”). The Dissenter Reserve Account shall initially be funded by PATY, within ten business days after the Closing Date, with the lesser of the Dissenter Reserve (as defined below) and $1,000,000. Such amount may be increased as set forth below in Section 3.2 or may be decreased as set forth below in this Section 3.1. Unless otherwise required by law, PATY shall not make any payments related to the Dissenter Liability until the obligations of the Loan are completely satisfied. Once the obligations of the Loan are satisfied, PATY may use the funds in the Dissenter Reserve Account to satisfy the Dissenter Liability as it comes due (each instance, a “Dissenter Payment”). PATY may release the funds from the Dissenter Reserve Account once all claims of the Dissenting Stockholders have been settled or adjudicated to a final decision and all opportunities for appeal have been exhausted.

3.2        CCS Dissenter Standby Commitment. Following the satisfaction of the Loan, if the number of Dissenter Shares multiplied by the closing price of PATY Common Stock on the first trading day immediately after the Closing Date (the “Dissenter Reserve”) exceeds $1,000,000, PATY shall, contemporaneously with its efforts to satisfy its obligations set forth in Section 2.1(b), until the Standby Commitment Date, use its best efforts to raise funds up to an

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amount equal to (i) the Dissenter Reserve minus (ii) $1,000,000 (the “Net Dissenter Liability”) through one or more transactions pursuant to which it shall sell PATY’s equity securities; provided, however, that the proceeds from such sale shall be used to satisfy the balance of the Sonenshine Partners Fee and fund the Dissenter Reserve Account on a pari pasu basis; and provided further that in all cases such sales of securities shall be subject to the prior approval of the PATY Board of Directors pursuant to the terms of Section 4 hereof. Such funds raised in accordance with this Section 3.2 shall be added to the Dissenter Reserve Account. If, despite its best efforts, PATY is unable to raise funds equal in value to the Net Dissenter Liability by the Standby Commitment Date, then each of the CCS Guarantors shall be obligated, and hereby agrees, to purchase, at a Five Percent Discount, on the date that is ten business days following the date when all claims by Dissenting Stockholders have been settled or adjudicated to a final decision and all opportunities for appeal have been exhausted (the “Dissenter Standby Commitment Date”), a number of shares of PATY Common Stock from PATY which is equal in value (as determined using the average closing price for the ten trading days immediately preceding the Dissenter Standby Commitment Date), after taking into account the Five Percent Discount, to a percentage of the positive amount, if any, equal to the difference between the aggregate Dissenter Liability and the greater of (A) the balance of the Dissenter Reserve Account plus the aggregate Dissenter Payments made as of such date, and (B) $1,000,000 as of the Dissenter Standby Commitment Date, equal to the percentages set forth in Section 2.2 above for each CCS Guarantor (the “CCS Dissenter Standby Commitment”). Immediately upon the consummation of such sales (the “CCS Dissenter Standby Commitment Sales”), PATY shall use the proceeds of such sales, along with the balance of the Dissenter Reserve Account, to satisfy the remaining Dissenter Liability. Notwithstanding anything herein to the contrary, the obligations of the CCS Dissenter Standby Commitment shall be extinguished if all claims of the Dissenting Stockholders have been settled or adjudicated to a final decision and all opportunities for appeal have been exhausted and the balance of the Dissenter Reserve Account equals or exceeds the actual amounts due to the Dissenting Stockholders as a result of the exercise of their appraisal rights, on or before the Standby Commitment Date.

3.3        No Appraisal Right Exercise. In the event that no holder of CCS Capital Stock has exercised his, her or its appraisal rights pursuant to the terms of Section 262(d) of the GCL, this Section 3 shall have no force or effect and no party to this Agreement shall have any obligation in connection herewith.

SECTION 4       The Committee. PATY shall use its best efforts to effectuate the purposes of Sections 1, 2 and 3, including the creation and maintenance of a Debt Elimination Committee (the “Committee”) of the Board of Directors, in accordance with Section 141 of the Delaware General Corporation Law and Section 2.13 of the Corporation’s By-laws. The Committee shall be comprised exclusively of the PATY Guarantors and Waxman and shall be delegated the exclusive authority to pursue equity financing opportunities for the specific purpose of raising funds to be used to satisfy the obligations of the Loan. Unless otherwise provided herein, all decisions of the Committee shall require the consent of a majority of the Committees members. Once the obligations of the Loan have been satisfied, the Committee shall be expanded to include such other PATY board member designated by the holders of a majority of PATY Common Stock held by the CCS Guarantors and shall be delegated the exclusive authority to pursue equity

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financing opportunities for the specific purposes of raising funds to be used to pay the balance of the Sonenshine Partners Fee and to satisfy the Dissenter Liability. Furthermore, the Committee shall have the exclusive authority to negotiate the terms and conditions of such financings, consistent with its fiduciary duties, for PATY, subject to the final approval by the PATY Board of Directors of any such transaction. The PATY Board of Directors shall approve any financing transaction presented by the Committee involving the sale of the PATY Common Stock and/or warrants to purchase PATY Common Stock, provided that the sale price of such common stock and/or the exercise price for such warrants must be in any event greater than or equal to 90 percent of the average closing price for the twenty trading days immediately preceding the date of such sale. The PATY Board of Directors shall approve any financing transaction presented by the Committee relating to the sale of either (i) securities other than PATY Common Stock or warrants to purchase PATY Common Stock (as contemplated in the previous sentence, including the proviso) provided the Committee unanimously recommends such sale or (ii) ACS common stock unless such approval would, upon the advice of counsel, reasonably be expected to cause the Board of Directors to breach its fiduciary duties to PATY’s stockholders. The Committee shall remain in effect until the later of (a) such time that (1) the Loan is repaid and all obligations under the Loan and the Guarantee have been satisfied and extinguished, (2) the balance of the Sonenshine Partners Fee has been paid, and (3) the Dissenter Reserve Account plus all Dissenter Payments made exceeds the value of the Net Dissenter Liability or (b) the consummation of (1) the PATY Standby Sales, (2) the CCS Sonenshine Partners Fee Standby Sales, and (3) the CCS Dissenter Standby Commitment Sales.

SECTION 5	Election of Directors.

5.1        Voting for Directors. At each annual meeting of the stockholders of PATY and at each special meeting of the stockholders of PATY called for the purposes of electing directors of PATY, and at any time at which stockholders of PATY shall have the right to, or shall, vote for or consent to the election of directors, then, in each such event, each Investor shall vote all shares of PATY Common Stock, and any other shares of voting stock of PATY then owned (or controlled as to voting rights) by it or him, whether by purchase, exercise of rights, warrants or options, stock dividends or otherwise:

(a)        to fix and maintain the number of directors on the Board of Directors at seven (7);

(b)        to elect to the Board of Directors three designees nominated by the holders of at least a majority of PATY Common Stock held by the CCS Guarantors, John Pappajohn or his designee and Derace Schaffer or his designee.

(c)        to elect to the Board of Directors two (2) directors who meet all requirements of independence under the Securities Exchange Act of 1934, as amended, applicable to PATY and who are approved by the unanimous consent of members of the board selected in accordance with Section 5.1(b) of this Agreement.

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5.2        Cooperation. PATY shall use its best efforts to effectuate the purposes of this Section 5, including promoting the adoption of any necessary amendment of the By-laws of PATY and its Certificate of Incorporation. In addition, PATY, Waxman, and the Investors shall take such action as is necessary to convene annual and/or special meetings of the Board of Directors and annual and/or special meetings of stockholders for the election of the directors (or to act by written consent) in order to elect and re-elect the directors in accordance with this Section 5. Such action shall include, but not be limited to, the holding of a meeting of the Board of Directors immediately following the Effective Time for the purpose of electing the directors in accordance with this Section 5.

SECTION 6        Wells Fargo Credit Line. Under no circumstances shall PATY draw down funds on the Wells Fargo Credit Line without the written consent of Pappajohn and Schaffer. Without limitation, any breach of this Section shall relieve Pappajohn and Schaffer of all obligations it may have under Section 1 of this Agreement.

SECTION 7        Charter Amendment. If the number of shares of PATY Common Stock needed to be issued by PATY in order to consummate a transaction or transactions contemplated by Sections 1.1(b), 2.1(b) or 3.2 of this Agreement exceeds the number of shares of PATY Common Stock available to be issued by PATY in accordance with its Certificate of Incorporation, each Investor hereto agrees to vote all of their shares of PATY Common Stock in favor of any proposal presented to the holders of PATY Common Stock which would provide for an amendment to PATY’s Certificate of Incorporation to increase the number of authorized shares of PATY Common Stock to a level that would allow PATY to consummate such transactions.

SECTION 8       Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

SECTION 9       Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of PATY, each of the Investors and Waxman and the respective successors and permitted assigns of PATY, each of the Investors and Waxman. Prior to the transfer of any shares of PATY Common Stock by any Investor, such transferee must (unless such transferee is already an Investor), as a condition to such transfer, deliver to PATY and the other Investors, a written instrument by which such transferee identifies itself, identifies the securities of PATY to be acquired by it and agrees to be bound by the

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obligations imposed hereunder to the same extent as if such transferee were an Investor hereunder. Upon receipt of such notice by PATY and the other Investors, the transfer of the PATY Common Stock may be consummated and the transferee shall be deemed to be an Investor hereunder.

SECTION 10      Duration of Agreement. Except as specifically set forth herein, the rights and obligations of PATY, each Investor and Waxman set forth herein shall survive indefinitely, unless and until, by their respective terms, they are no longer applicable.

SECTION 11     Entire Agreement. This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

SECTION 12     Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to PATY, to:

46 Prince Street

Rochester, NY 14601

Attention: Chief Executive Officer

Telecopier: (585) 244-1367

with a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

Attention: Jeffrey A. Baumel, Esq.

Telecopier: (973) 624-7070

(ii)	if to John Pappajohn:

Equity Dynamics

2116 Financial Center

Des Moines, IA 50309

Telecopier: (515) 244-2346

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(iii)	if to Derace Schaffer:

3489 Elmwood Ave

Rochester, NY 14610

(iv)	if to Albert Waxman:

Psilos Group Investors, LLC

625 Avenue of the Americas

New York, NY 10011

(v)	if to Essex:

c/o Essex Woodlands

11951 Freedom Drive, 16th Floor

Reston, VA 20190

Attention: Mark Pacala

(vi)	if to Hickory:

c/o Hickory Venture Group

301 Washington Street N.W., Suite 301

Huntsville, AL 35801

Attention: J. Thomas Noojin

(vii)	if to Radius:

c/o Radius Ventures, LLC

400 Madison Avenue, 8th floor

New York, NY 10017

Attention: Daniel Lubin

(viii)	if to Psilos:

625 Avenue of the Americas

New York, NY 10011

Attention: Albert Waxman

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

SECTION 13     Changes. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or

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permanently, only pursuant to the written consent of PATY, each of the Investors and Waxman.

SECTION 14     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 15     Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 16    Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

SECTION 17      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 18      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

PATIENT INFOSYSTEMS, INC.

By:          /s/ Roger Louis Chaufournier

Name: Roger Louis Chaufournier

Title: Chairman and CEO

/s/ John Pappajohn

John Pappajohn

/s/ Derace Schaffer

Derace Schaffer

ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P.

By: ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P., its general partner

By:          /s/Mark L. Pacala

Name: Mark L. Pacala

Title: Managing Director

ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P.

By: ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P., its general partner

By:          /s/Mark L. Pacala

Name: Mark L. Pacala

Title: Managing Director

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HICKORY VENTURE CAPITAL CORPORATION

By:          /s/J. Thomas Noojin

Name: J. Thomas Noojin

Title: President

RADIUS VENTURE PARTNERS I, L.P.

By:          /s/Daniel C. Lubin

Name: Daniel C. Lubin

Title: Managing Member

PSILOS GROUP PARTNERS I, L.P.

By: PSILOS GROUP PARTNERS I, L.P., its general partner

By:          /s/ Albert S. Waxman

Name: Albert S. Waxman

Title: Managing Member

PSILOS GROUP PARTNERS II, L.P.

By: PSILOS GROUP PARTNERS II, L.P., its general partner

By:          /s/ Albert S. Waxman

Name: Albert S. Waxman

Title: Managing Member

/s/ Albert S. Waxman

Albert Waxman

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